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Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

        The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, or the pro forma financial statements, combine the historical consolidated financial statements of NRG and Edison Mission Energy to illustrate the effect of the Acquisition. The pro forma financial statements were based on, and should be read in conjunction with, the:

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  accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

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  consolidated financial statements of NRG for the year ended December 31, 2013 and the notes relating thereto, included in NRG's Annual Report on Form 10-K;

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  consolidated financial statements of Edison Mission Energy the year ended December 31, 2013 and the notes relating thereto, included elsewhere in this Form 8-K/A.

        The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations, or the pro forma statement of operations, for the year ended December 31, 2013, give effect to the Acquisition as if it occurred on January 1, 2013. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, or the pro forma balance sheet, as of December 31, 2013, gives effect to the Acquisition as if it occurred on December 31, 2013. Intercompany transactions have not been eliminated as the amounts are not material to the pro forma financial statements.

        The pro forma financial statements have been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP, and the regulations of the SEC. NRG is the acquirer in the Acquisition for accounting purposes. The purchase price has been allocated to Edison Mission Energy's assets and liabilities based upon their estimated fair values as of the date of completion of the Acquisition. The initial allocation is not complete because the evaluation necessary to assess the fair values of certain assets acquired is still in process. The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these provisional estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations and financial position would have been had the Acquisition been completed on the dates indicated. NRG has incurred and expects to incur additional costs to integrate NRG's and Edison Mission Energy's businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

 Unaudited Pro Forma Condensed Consolidated Combined Income Statement
Year ended December 31, 2013

	NRG Energy, Inc. Historical	Edison Mission Energy Historical	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
Operating revenues
Total operating revenues	$11,295	$1,331	$(28)	(a)	$12,598
Operating Costs and Expenses
Cost of operations	8,121	1,044	—		9,165
Depreciation and amortization	1,256	271	(69)	(b)	1,458
Selling, general and administrative	904	131	—		1,035
Asset impairments and other charges	459	464	—		923
Acquisition-related transaction and integration costs	128	—	—		128
Development activity expense	84	—	—		84

Total operating costs and expenses	10,952	1,910	(69)		12,793
Operating Income/(Loss)	343	(579)	41		(195)
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	7	45	—		52
Other income, net	(86)	11	—		(75)
Loss on debt extinguishment	(50)	(3)	—		(53)
Interest expense	(848)	(89)	(44)	(c)	(981)

Total other income / (expense)	(977)	(36)	(44)		(1,057)

Loss From Continuing Operations Before Income Taxes	(634)	(615)	(3)		(1,252)
Reorganization items, net	—	120	—		120
Income tax benefit	(282)	(93)	(1)	(d)	(376)

Loss From Continuing Operations	(352)	(642)	(2)		(996)

Income (Loss) Per Share From Continuing Operations
Weighted average number of common shares outstanding—basic	323				336
Income (Loss) from Continuing Operations per share—basic	$(1.22)				$(2.96)

Weighted average number of common shares outstanding—diluted	323				336
Income (Loss) from Continuing Operations per share—diluted	$(1.22)				$(2.96)

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of December 31, 2013

	NRG Energy, Inc. Historical	Edison Mission Energy Historical(e)	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,254	$1,176	$(1,585	)(f)	$1,845
Funds deposited by counterparties	63	—	—		63
Restricted cash	268	7	—		275
Accounts receivable—trade, net	1,214	83	—		1,297
Inventory	898	114	—		1,012
Derivative instruments	1,328	44	—		1,372
Deferred income taxes	258	—	—		258
Cash Collateral paid in support of energy risk mgmt activities	276	71	—		347
Renewable energy grant receivable	539	—	—		539
Prepayments and other current assets	498	40	—		538

Total current assets	7,596	1,535	(1,585)		7,546
Property, Plant and Equipment
Property, plant and equipment, net of accumulated depreciation	19,851	3,877	(1,301	)(g)	22,427
Other Assets
Equity investments in affiliates	453	513	82	(h)	1,048
Notes receivable, less current portion	73	—			73
Goodwill	1,985	—			1,985
Intangible assets, net of accumulated amortization	1,140	—	501	(i)	1,641
Nuclear decommissioning trust	551	—	—		551
Derivative instruments	311	18	—		329
Deferred income taxes	1,202	—	—		1,202
Other non-current assets	740	1,030	(836	)(j)	934

Total other assets	6,455	1,561	(253)		7,763

Total Assets	$33,902	$6,973	$(3,139)		$37,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$1,050	$327	$—		$1,377
Accounts payable	1,038	88	—		1,126
Payable to affiliates	—	16	—		16
Derivative instruments	1,055	—	—		1,055
Cash collateral received in support of energy risk mgmt activities	63	—	—		63
Accrued expenses and other current liabilities	998	413	(154	)(k)	1,257

Total current liabilities	4,204	844	(154)		4,894
Other Liabilities
Long-term debt and capital leases	15,767	4,871	(3,000	)(l)	17,638
Nuclear decommissioning reserve	294	—	—		294
Nuclear decommissioning trust liability	324	—	—		324
Deferred revenues	—	506	(506	)(m)	—
Deferred income taxes	22	58	—		80
Derivative instruments	195	56	—		251
Out of market commodity contracts	1,177	—	288	(n)	1,465
Other non current liabilities	1,201	377	(252	)(k)	1,326

Total non-current liabilities	18,980	5,868	(3,470)		21,378

Total Liabilities	23,184	6,712	(3,624)		26,272

Preferred Stock Mezzanine	249	—	—		249
Stockholders' Equity
Common stock	4	64	(64	)(o)	4
Additional paid-in capital	7,840	1,137	(773	)(o)(p)	8,204
Retained earnings	3,695	(1,261)	1,261	(o)	3,695
Less treasury stock, at cost	(1,942)	—	—		(1,942)
Accumulated other comprehensive income	5	(61)	61	(o)	5
Noncontrolling Interest	867	382	—		1,249

Total Stockholders' Equity	10,469	261	485		11,215

Total Liabilities and Stockholders' Equity	$33,902	$6,973	$(3,139)		$37,736

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(a)
Represents an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to NRG's policy of reducing the value of the related property, plant and equipment. EME had recorded revenue related to these cash grants of $28 million for the year ended December 31, 2013.

(b)
Represents the estimated decrease in net depreciation expense resulting from potential fair value adjustments to EME's property, plant and equipment. The estimate is preliminary, subject to change and could vary materially from the actual adjustment on the date of the Acquisition. For each $100 million change in the fair value adjustment to property, plant and equipment, combined depreciation expense would be expected to change by approximately $5 million. The estimated useful lives of the property, plant and equipment range from 3 to 35 years.

(c)
Reflects the estimated increase in interest expense for borrowings necessary to fund the purchase price of the Acquisition. To fund the purchase price of the Acquisition, in January 2014, NRG issued $700 million of senior notes at an interest rate of 6.25%. This would have resulted in approximately $44 million of additional interest expense for the year ended December 31, 2013. EME did not record interest expense for the EME notes for the year ended December 31, 2013.

(d)
Represents the adjustment to record the tax effect of the reduction in revenue, depreciation expense and interest expense, calculated utilizing NRG's estimated combined statutory federal and state tax rate of 37.0%.

(e)
Based on the amounts reported in the consolidated balance sheet as of December 31, 2013, certain financial statement line items included in EME's historical presentation have been reclassified to the corresponding line items included in NRG's historical presentation. These reclassifications have no effect on the total assets, total liabilities or stockholders' equity reported by NRG or EME.

(f)
Represents cash utilized to fund the purchase price of the Acquisition.

(g)
Represents the adjustment to reflect EME's property, plant and equipment at its estimated fair value on the date of the Acquisition. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the date of the Acquisition. For each $100 million change in the fair value adjustment to property, plant and equipment, combined depreciation expense would be expected to change by approximately $5 million. The estimated useful lives of the property, plant and equipment range from 3 to 35 years.

(h)
Represents the adjustment to reflect EME's equity method investments at their estimated fair value on the date of the Acquisition.

(i)
Represents the adjustment to record the fair value of acquired intangible assets on the date of the Acquisition, which consist primarily of the power purchase agreements, or PPAs. The fair values were determined utilizing a variation of the income approach where the expected future cash flows resulting from the acquired PPAs were reduced by operating costs and charges for contributory assets and then discounted to present value at weighted average cost of capital of an integrated peer group adjusted for project-specific financing attributes. The values were corroborated with available market data.

(j)
Represents the adjustment to remove EME's prepaid rent balances as of the date of the Acquisition as well as to remove certain of EME's assets that were not acquired by NRG as part of the Acquisition.

(k)
Represents the adjustment to remove certain of EME's liabilities that were not acquired by NRG as part of the Acquisition, primarily related to interest payable and pension and postretirement liabilities.

(l)
Represents the estimated decrease in long-term debt as NRG will not assume the $3.7 billion of EME notes in connection with the Acquisition. In January 2014, NRG issued $700 million of senior notes at an interest rate of 6.25%.

(m)
Represents an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to NRG's policy of reducing the value of the related property, plant and equipment.

(n)
Represents the adjustment to reflect EME's out-of-market lease contracts at their fair value as of the date of the Acquisition. The estimated fair values of the acquired leases were determined utilizing a variation of the income approach under which the fair value of the lease was determined by discounting the future lease payments at an appropriate discount rate and comparing it to the fair value of the property, plant and equipment being leased.

(o)
Represents the issuance of NRG common stock and adjustments to equity to reflect the impact of the Acquisition.

(p)
The purchase price for the Acquisition was estimated at $2,649 million and was actually $3,422 million on the Acquisition date. The purchase price was funded by the following components:

(in millions)	Estimated	Actual
Cash and cash equivalents	$1,585	$2,321
Senior notes issued	700	700
Common stock issued	364	401

	$2,649	$3,422

        The increase in purchase price reflects the increase in value of the 12,671,977 shares of NRG common stock from the date of the Purchase Agreement through April 1, 2014 and changes to cash and working capital balances. The pro forma statements reflect the estimated purchase price, which reflects the cash and working capital balances and the value of NRG common stock as of December 31, 2013. The allocation of the preliminary purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

(in millions)
Current assets	$1,535
Property, plant and equipment	2,576
Other non-current assets	1,308

Total assets	5,419

Current liabilities, including current maturities of long-term debt	690
Long-term debt	1,171
Non-current liabilities	527

Total liabilities	2,388

Noncontrolling interest	382

Estimated fair value of net assets acquired	$2,649

        The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of EME's assets and liabilities at the time of the completion of the Acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation used for the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the Acquisition compared to the amounts assumed in the pro forma adjustments.

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  Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Combined Income Statement Year ended December 31, 2013
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet As of December 31, 2013